McDERMOTT, WILL & EMERY
                           227 West Monroe, Suite 3100
                          Chicago, Illinois 60606-5096



                                                                    Exhibit 5


                                  September 24, 1996


Allegiance Corporation
1450 Waukegan Road
McGaw Park, Illinois  60085

     Re: 16,033,000 Shares of Common Stock ($1.00 par value per share) including Series A Junior Participating Preferred Stock Purchase Rights for Allegiance Corporation 1996 Incentive Compensation Program, Allegiance Corporation Retirement Plan, Allegiance Corporation Employee Stock Purchase Plan and Allegiance Corporation 1996 Outside Director Incentive Compensation Plan (the "Plans")

Gentlemen:

     We have acted as counsel for Allegiance Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 16,033,000 shares of the Company's Common Stock, $1.00 par value per share (the "Common Stock"), which may be purchased pursuant to the Plans and 16,033,000 Series A Junior Participating Preferred Stock Purchase Rights which currently are attached to, and trade with, the Common Stock.

     We have examined or considered:

          1. A copy of the Company's Amended and Restated Certificate of Incorporation.

          2.  The Amended and Restated Bylaws of the Company.

          3. Telephonic confirmation of the Secretary of State of Delaware, as of a recent date, as to the good standing of the Company in that state.

          4. A copy of resolutions duly adopted by the Board of Directors of the Company relating to each of the Plans.

          5.  A copy of each of the Plans, as amended to date.

     In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          (b) All legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plans have been duly taken, and the Common Stock, upon acquisition pursuant to the terms of the Plans, and the related Series A Junior Participating Preferred Stock Purchase Rights, will be duly authorized, legally and validly issued, fully paid and nonassessable.

          (c) The Allegiance Corporation Retirement Plan complies with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

                                  Very truly yours,


                                  McDermott, Will & Emery



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